EXHIBIT 23.2

CONSENT OF BRUCE E. WALDMAN

I consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-31076), Form S-8 (File No. 333-122329), Form S-3 (File No. 333-109607), Form S-3 (File No. 333-40936) and Form S-3 (File No. 333-147964) of Private Media Group, Inc. of my report dated March 12, 2008, with respect to the financial statements of Private North America Ltd. at December 31, 2007 and for the years ended December 31, 2005, 2006 and 2007, which report is included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2007.

Sherman Oaks, California

March 13, 2008

/s/ Bruce E. Waldman, C.P.A.
Bruce E. Waldman, C.P.A.